Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC REPORTS FISCAL FIRST QUARTER 2007 RESULTS

➢	ClearPath™ Breast Brachytherapy Products On Track For First Sale in the Second Quarter

➢	Sixth Consecutive Quarter of Year-Over-Year Radiation Sources Revenue Growth

Chatsworth, CA - March 14, 2007— North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its fiscal first quarter ended January 31, 2007. For the first quarter of fiscal 2007, the Company reported revenues of approximately $7.6 million, and a net loss of $3.2 million, or $0.11 per share.

“We achieved our sixth consecutive quarter of year-over-year sales growth in our Radiation Sources business segment, which drove the slight improvement in our year-over-year quarterly revenue,” said L. Michael Cutrer, president and chief executive officer of North American Scientific. “Revenues for our Radiation Sources business grew 37% year-over-year in the fiscal first quarter. This sales growth, along with increased customer acceptance of our SurTRAK™ needles and strands, directly contributed to our strong year-over-year improvement in gross margins, which expanded 5.7 percentage points to 43.6%. In addition, we remain on track to launch our ClearPath™ breast brachytherapy products this fiscal year, and we are excited about the initial response the product is garnering in the physician community. We are pleased with our execution in these two core product areas.”

First Quarter Financial Results

For the first quarter of fiscal 2007, the Company reported revenues of approximately $7.6 million compared with revenues of $7.5 million for the first quarter of 2006. The increase from the prior year was due to a 37% increase in Radiation Sources revenues, offset by a 22% decline in product and service revenues from our IMRT/IGRT (Intensity Modulated Radiation Therapy and Image Guided Radiation Therapy) business.

“Within our Radiation Sources product line we have continued to capitalize on our national accounts and other strategic partnerships, as well as in-house stranding services, which have resulted in continued sales growth and improved margins, “ said Mr. Cutrer. “Similar to last quarter, our IMRT/IGRT business remains challenging. We were encouraged by the installation of three of our nomosSTAT™ systems in the first quarter of fiscal 2007, but we were disappointed with the overall decline in IMRT/IGRT revenues in the first quarter. We continue to believe that nomosSTAT™ provides a unique solution to customers wanting to deliver cutting-edge cancer treatment without making a large-scale investment in a new linear accelerator and we are actively exploring opportunities to leverage our technology into future sales growth.”

Revenues by operating segment in the first quarter of 2007 included $3.9 million from Radiation Sources (brachytherapy and other radioisotope-based products), and $3.7 million of IMRT/IGRT products and services.

The net loss for the first quarter of 2007 was $3.2 million, or $0.11 per share, compared with the net loss for the first quarter of 2006 of $2.7 million, or $0.16 per share. The $0.5 million increase in the net loss was primarily due to increased professional fees, an increase in the allowance for bad debts, and increased sales and marketing expenses related to the launch of ClearPath™, partially offset by an increase in gross profit.

ClearPath™ Breast Brachytherapy Launch

On November 7, 2006, the Company announced the introduction of ClearPath™, its unique multicatheter breast brachytherapy device for Accelerated Partial Breast Irradiation (APBI), at the ASTRO Annual Meeting in Philadelphia.

The ClearPath™ systems are placed in the patient through a single incision and are designed to conform to the resection cavity, allowing for more conformal therapeutic radiation dose distribution following lumpectomy compared to other methods of APBI. ClearPath™ is designed to accommodate either high-dose, ClearPath-HDR™, or low-dose rate, ClearPath-CR™, treatment methods. The Company received 510k approval from the United States FDA for a low-dose rate, or continuous release treatment utilizing the Company’s Prospera® brachytherapy seeds in April 2006 and approval for the high-dose rate treatment in November 2006.

“With the launch of ClearPath™, we will significantly increase our addressable market opportunity,” continued Mr. Cutrer. “We believe our technology provides unique capabilities for APBI therapy and that we can become a market leader. We are highly focused on a successful launch and have several marketing activities planned throughout fiscal 2007 that should allow us to capitalize on the growing interest from key opinion leaders and other early adopters.”

Throughout the fiscal second and third quarters, the Company will be engaged in several key development and marketing activities designed to support the successful commercialization of the ClearPath™ products:

Key Development Activities in the Second Fiscal Quarter
▪	Complete initial production run
▪	Validate sterilization process
▪	Treat first patients

Key Marketing Activities in the Second and Third Fiscal Quarters
The Company plans to host a booth at the following trade shows:
▪	American Brachytherapy Society Breast Brachytherapy and Physics school - March 12
▪	American Society of Oncology Surgeons - March 15-18
▪	The Breast Course - March 12-15
▪	American Society of Breast Disease - April 12-14
▪	American College of Surgeons - April 22-25
▪	American Brachytherapy Society Annual Meeting - April 29- May1
▪	American Society of Breast Surgeons - May 2-6
▪	European Society for Therapeutic Radiology and Oncology - May 9-12

Mr. Cutrer continued, “We were very pleased with the response from physicians at ASTRO and from our ongoing market assessment of the ClearPath™ design. We anticipate initial product sales beginning in our second fiscal quarter, which is in line with our original timetable, through a staged rollout in key medical sites. Full commercialization is planned for the second half of fiscal year 2007. With our impending entry into the breast brachytherapy market, we will expand our portfolio of cancer therapies with what we expect to be a best-in-class product, strengthening our position as a leading innovator in cancer care. We are very excited about this opportunity and we believe that it will allow us to leverage our leading-edge technology into sales growth and improved profitability.”

Conference Call Today

A live webcast to discuss North American Scientific’s fiscal first quarter 2007 financial results will be available over the Internet through the Company’s Web site at www.nasmedical.com in the Investor Center beginning at 1:30 p.m. PDT/4:30 p.m. EDT on March 14, 2007. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.

A taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11085770#.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   North American Scientific also provides external beam radiation therapy products for Serial Tomotherapy Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT). Serial tomotherapy IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. These products are marketed under the trade names nomosSTAT™and CORVUS® (our proprietary treatment planning software). The Company's IGRT products, BAT®, BATCAM™ and nTRAK™, provide fast and accurate targeting and localization of a treatment volume on a daily basis.  More than 500 hospitals and research sites worldwide are equipped with the Company's clinically proven serial tomotherapy, inverse treatment planning, image-guidance and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets

	January 31,	October 31,
	2007	2006
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$1,307,000	$903,000
Marketable securities, held to maturity	2,997,000	8,420,000
Accounts receivable, net of reserves	6,278,000	4,711,000
Inventories, net of reserves	4,363,000	4,202,000
Prepaid expenses and other current assets	1,431,000	1,085,000

Total current assets	16,376,000	19,321,000
Equipment and leasehold improvements, net	2,229,000	2,400,000
Goodwill	2,564,000	2,564,000
Intangible assets, net	2,375,000	2,532,000
Other assets	302,000	381,000

Total assets	$23,846,000	$27,198,000
Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,936,000	$2,406,000
Accrued expenses	3,504,000	3,940,000
Deferred revenue	4,179,000	3,664,000

Total current liabilities	9,619,000	10,010,000

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 29,504,037 and 29,447,270 shares issued; 29,366,216 and 29,336,144 shares outstanding as of January 31, 2007 and October 31, 2006, respectively	298,000	298,000
Additional paid-in capital	144,803,000	144,543,000
Treasury stock, at cost - 137,821 and 111,126 common shares as of January 31, 2007 and October 31, 2006, respectively	(160,000)	(133,000)
Accumulated deficit	(130,715,000)	(127,520,000)
Other comprehensive income	1,000	—

Total stockholders’ equity	14,227,000	17,188,000

Total liabilities and stockholders’ equity	$23,846,000	$27,198,000

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended January 31,
	2007	2006

Revenue
Product	$5,496,000	$5,169,000
Service	2,064,000	2,358,000

Total revenue	7,560,000	7,527,000

Cost of revenue
Product	3,527,000	3,856,000
Service	733,000	820,000

Total cost of revenue	4,260,000	4,676,000

Gross profit	3,300,000	2,851,000

Operating expenses
Selling expenses	2,091,000	1,854,000
General and administrative expenses	3,033,000	2,194,000
Research and development	1,227,000	1,324,000
Amortization of intangible assets	157,000	157,000

Total operating expenses	6,508,000	5,529,000

Loss from operations	(3,208,000)	(2,678,000)
Interest and other income	13,000	3,000

Loss before provision for income taxes	(3,195,000)	(2,675,000)
Provision for income taxes	—	—

Net loss	$(3,195,000)	$(2,675,000)

Basic and diluted loss per share:	$(0.11)	$(0.16)

Weighted average number of shares outstanding	29,329,016	16,854,315

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